EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results

  Company reports net income of $5.7 million, or $0.15 per diluted share
  Second quarter absorption rate of 104.3%
  Acquisition of Lake City International completed; new Navistar division formed
  Definitive agreement signed to sell John Deere construction equipment business

SAN ANTONIO, July 21, 2010 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America and two John Deere construction equipment dealerships in Southeast Texas, today announced results for the second quarter ended June 30, 2010.

In the second quarter ended June 30, 2010, the Company's gross revenues from continuing operations totaled $329.8 million, a 9.0% increase from gross revenues from continuing operations of $302.6 million reported for the second quarter ended June 30, 2009. Income from continuing operations for the quarter was $5.4 million, or $0.14 per diluted share, compared with loss from continuing operations of $1.7 million, or ($0.05) per diluted share, in the quarter ended June 30, 2009.  The Company reported net income for the quarter of $5.7 million, or $0.15 per diluted share, compared with a net loss of $1.5 million, or ($0.04) per diluted share, in the quarter ended June 30, 2009. During the second quarter of 2009, the Company incurred a $4.9 million pre-tax impairment charge, which equated to a net loss of ($0.08) per diluted share, related to General Motors Corporation's decision to stop manufacturing medium-duty trucks and wind-down of the Company's GMC Medium-Duty Truck Dealership Agreements.

On June 18, 2010, the Company announced that it had signed a definitive agreement to sell the assets of its John Deere construction equipment business, including its Rush Equipment Centers in Houston and Beaumont, Texas, to Doggett Heavy Machinery Services, LLC. The purchase price for the Rush Equipment Centers is estimated to be approximately $37.0 million for assets and goodwill. The transaction, which is subject to customary closing conditions, is expected to close in the third quarter of 2010. As a result of this announcement, the results of the Company's construction equipment business are being reported as income from discontinued operations.   The construction equipment business recorded income from discontinued operations, net of tax, of $0.3 million ($0.01 per diluted share) during the second quarter of 2010, compared to $0.2 million ($0.01 per diluted share) during the second quarter of 2009.

The Company previously announced that during May 2010 it had acquired certain assets of Lake City Companies, LLC and certain of its subsidiaries and affiliates (collectively, "Lake City International") that operated a commercial truck and bus sales, service, parts, finance and leasing business representing multiple brands.  The acquisition expanded the Company's contiguous network of Rush Truck Centers to 60 locations in 14 states. The newly acquired dealerships include five locations in Utah, five locations in Idaho and one location in Oregon. These locations are operating as Rush Truck Centers that offer a combination of International heavy- and medium-duty trucks, Autocar trucks, Mitsubishi Fuso medium-duty trucks, IC buses, Kalmar yard trucks and Workhorse chassis in addition to parts, service, body shop, financing and insurance capabilities. Rush Truck Leasing will operate Idealease truck rental and leasing franchises at existing locations in Salt Lake City, Utah, and Boise, Idaho.

The Company's truck segment recorded revenues of $325.5 million in the second quarter of 2010, compared to $298.0 million in the second quarter of 2009. The Company delivered 813 new heavy-duty trucks, 828 new medium-duty trucks and 889 used trucks during the second quarter of 2010, compared to 954 new heavy-duty trucks, 638 new medium-duty trucks and 776 used trucks in the second quarter of 2009.  Parts, service and body shop sales revenue was $116.0 million in the second quarter of 2010, compared to $95.8 million in the second quarter of 2009.

"We are pleased to report the Company has continued to perform, delivering another quarter of widening profits," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc.   "This has been one of the longest and most difficult market downturns that we have seen in the Company's 45-year history, but we are proud of our solid financial performance throughout the downturn, which we believe is the result of the hard work of all of our employees."

"General economic uncertainty combined with the introduction of new emissions-compliant engine technology weighed heavily in creating yet another challenging market for new truck sales in the second quarter," said W. M. "Rusty" Rush, President and Chief Executive Officer for Rush Enterprises, Inc.  "However, improvements in used truck and parts, service and body shop revenues contributed significantly to the Company's profitability this quarter."

 "As expected, retail sales of new heavy- and medium-duty trucks remained sluggish throughout the second quarter, as fleets remain hesitant to take delivery of new trucks.  Additionally, higher priced 2010 emissions-compliant engines are now the only available engines in most new trucks, and only a few fleets want to be among the first to adopt the new technology.  This coupled with an undersupply of used trucks due to depressed new truck sales in recent years helped the used truck market continue to improve in the second quarter," explained Rusty Rush.

"Truck dealership parts, service and body shop operations have accelerated, with revenues increasing by 16.7% in the second quarter compared to the first quarter of 2010 and 21.1% compared to the second quarter of 2009.  This resulted in a second quarter absorption rate of 104.3%.   We expect our back-end operations to remain strong throughout the year.  The average age of the fleet remains the highest in history and we believe truck capacity is now at equilibrium with freight movement, which results in more trucks in service and subsequently an increase in truck maintenance needs," explained Rusty Rush.

"We remain committed to growing the reach of our service network and the breadth of our products and services.  We formed a new Navistar division within the Company and completed the acquisition of Lake City Trucks.  We also opened a new flagship truck dealership in Oklahoma City and acquired a Ford Commercial Truck franchise to add to its product offering, which also includes Peterbilt, Hino and Isuzu trucks," continued Rusty Rush.

"Both higher used truck values and increased back-end revenues are strong indicators that an industry recovery is underway.  However, we do not anticipate an increase in retail truck sales during the third quarter.  Recently, most truck manufacturers have reported increases in new truck orders, indicating that confidence is returning, which we believe will lead to stronger truck sales markets in 2011, 2012 and 2013," said Rusty Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Thursday, July 22, 2010, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 15, 2010. Listen to the audio replay until July 28, 2010, by dialing 800-642-1687 (US) or 706-645-9291 (International) and entering the conference ID 84962302.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird, IC, Diamond and Elkhart and two construction equipment dealerships in southeast Texas representing John Deere construction equipment. The Company's vehicle and equipment centers are strategically located in high traffic areas on or near major highways in 14 states throughout the southern and western United States. These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects, anticipated results for 2010, the impact of diesel emissions regulations, and the impact of general economic conditions are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, John Deere's approval of the proposed transfer of ownership of the Company's John Deere construction equipment business to Doggett Heavy Machinery Services, LLC, the ability of Doggett Heavy Machinery Services, LLC to finance the proposed acquisition, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 135,779	$ 149,095
Accounts receivable, net	54,620	38,869
Inventories, net	305,009	252,219
Prepaid expenses and other	3,109	3,650
Assets held for sale	23,929	22,719
Deferred income taxes, net	9,195	11,414

Total current assets	531,641	477,966

Investments	7,575	7,575

Property and equipment, net	412,236	353,841

Goodwill, net	143,976	136,761

Other assets, net	3,223	1,154

Total assets	$ 1,098,651	$ 977,297

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 234,708	$ 189,256
Current maturities of long-term debt	63,457	55,545
Current maturities of capital lease obligations	6,456	5,730
Trade accounts payable	38,686	22,427
Accrued expenses	55,640	40,843
Total current liabilities	398,947	313,801

Long-term debt, net of current maturities	179,681	153,957
Capital lease obligations, net of current maturities	28,902	28,714
Deferred income taxes, net	52,951	54,600

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2010 and 2009	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 26,624,753 class A shares and 10,692,641 class B shares outstanding in 2010; and 26,437,848 class A shares and 10,689,375 class B shares outstanding in 2009	389	388
Additional paid-in capital	192,135	188,116
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	263,594	255,669

Total shareholders' equity	438,170	426,225

Total liabilities and shareholders' equity	$ 1,098,651	$ 977,297

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
New and used truck sales	$ 191,309	$187,154	$371,913	$383,142
Parts and service	118,529	98,706	220,357	203,466
Lease and rental	16,255	13,236	30,287	26,712
Finance and insurance	2,047	2,230	3,532	3,871
Other	1,699	1,245	3,038	2,871

Total revenue	329,839	302,571	629,127	620,062

Cost of products sold:
New and used truck sales	174,817	179,846	341,163	362,673
Parts and service	72,222	60,565	134,851	124,547
Lease and rental	13,621	11,589	25,871	23,517

Total cost of products sold	260,660	252,000	501,885	510,737

Gross profit	69,179	50,571	127,242	109,325

Selling, general and administrative	55,148	48,735	105,285	98,917

Depreciation and amortization	3,676	4,680	7,223	8,523

Gain (loss) on sale of assets	7	22	(4)	78

Operating income (loss)	10,362	(2,822)	14,730	1,963

Interest expense, net	1,397	1,412	2,694	2,960

Income (loss) from continuing operations before taxes	8,965	(4,234)	12,036	(997)

Provision (benefit) for income taxes	3,549	(2,545)	4,698	(1,643)

Income (loss) from continuing operations	5,416	(1,689)	7,338	646

Income from discontinued operations, net	272	168	587	696

Net income (loss)	$ 5,688	$ (1,521)	$ 7,925	$ 1,342

Earnings (loss) per common share - Basic:
Income (loss) from continuing operations	$ .15	$ (.05)	$ .20	$ .02
Net income (loss)	$ .15	$ (.04)	$ .21	$ .04

Earnings (loss) per common share - Diluted:
Income (loss) from continuing operations	$ .14	$ (.05)	$ .19	$ .02
Net income (loss)	$ .15	$ (.04)	$ .21	$ .04

Weighted average shares outstanding:
Basic	37,292	37,039	37,232	37,015
Diluted	38,189	37,039	38,014	37,389
CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226